                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549
                            ______________________

                                   FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                  OF THE SECURITIES AND EXCHANGE ACT OF 1934



                                APRIL 25, 1997
                                Date of Report
                       (Date of earliest event reported)


                     CITADEL COMPUTER SYSTEMS INCORPORATED
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

       DELAWARE                   0-08718                       75-2242792
    (State or other         (Commission File Number)           (IRS Employer
    jurisdiction of                                         Identification No.)
    Incorporation)


          3811 TURTLE CREEK BOULEVARD, SUITE 600, DALLAS, TEXAS 75219
                    (Address of Principal Executive Office)


                                (214) 520-9292
             (Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     Effective on April 25, 1997, Citadel Computer Systems Incorporated ("Citadel" or the "Company") entered into an agreement (the "Agreement") with Mr. Gil Gertner and Mr. George Sharp, two of the Company's directors (the "Purchasers"), with respect to the transfer of certain of the Company's accounts receivable in exchange for 3.9 million of the Company's shares owned by Messrs. Gertner and Sharp. The shares to be reacquired represent approximately __% of the Company's currently issued and outstanding shares and will be held as treasury shares.

     The transactions were entered into in connection with the consolidation of the Company's operations in its Dallas office and the closing of the Company's Houston office and also resulted in the termination of Mr. Sharp's employment contract with the Company, the termination of Mr. Gertner's consulting contract with the Company, the potential assumption of the Company's obligations under its Houston office lease, the assumption of the Company's obligations under its Houston equipment leases, and the assumption of certain other indebtedness of the Company by the Purchasers, among other matters. A copy of the Agreement has been filed as an exhibit to this Current Report on Form 8-K and the following summary is qualified in its entirety by reference to the Agreement.

     Pursuant to the Agreement, Citadel sold to the Purchasers the assets consisting of certain aged accounts receivable of Citadel with a net value of approximately $2,800,000 (the "Assets"), subject to a participation interest retained by Citadel. The Company had previously recorded allowances for doubtful accounts of approximately $950,000 in respect of these assets. Pursuant to the participation interest, Citadel will retain a profits participation interest in the Assets in the event the Purchasers collect in excess of $2,250,000 of the accounts receivable (after expenses of collection), in which case the Purchasers shall pay to Citadel fifty percent (50%) of such amounts collected in excess of $2,250,000.

     In connection with the Agreement, Citadel and the Purchasers also agreed to terminate the five year employment agreement between Citadel and Mr. Sharp. Pursuant to the terms of the employment agreement, which was non-cancelable, the Company will be relieved of its obligations to pay in excess of $875,000 in salary and benefits over the next three and one-half years to Mr. Sharp. The total cost savings to the Company on a quarterly basis will be approximately $60,000.

     The Purchasers also agreed to use their best efforts to assume all obligations and liabilities under the Company's Houston office lease, which would result in a savings to the Company in excess of $1,280,000 over the remaining lease term of approximately four and one-half years. The Purchasers also assumed all obligations and liabilities of the Company under certain capitalized lease obligations with respect to certain furniture and office equipment leased for the Houston office. The savings to the Company will be in excess of $300,000, or approximately $45,000 per quarter, over the remaining term of the lease.

     The Purchasers also agreed to assume approximately $270,000 of indebtedness of Citadel to Worldwide PetroMoly, Inc., an affiliate of Mr. Gertner, and to obtain a full release of Citadel from such indebtedness and the return of any collateral pledged pursuant to such indebtedness.

     Citadel and the Purchasers also agreed that Citadel will forgive approximately $300,000 of indebtedness owed by the Purchasers to Citadel.

     The Purchasers also agreed to use their best efforts to make a loan to Citadel in an amount of between $200,000 to $500,000, subject to the completion of an agreement with a third party lender.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS


(A)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

     It is impracticable to provide the required financial statements, if any, at this time. The registrant will file such financial statements as are required as soon as practicable, but no later than 60 days after this Report.

(B)  PRO FORMA FINANCIAL INFORMATION.

     It is impracticable to provide the required pro forma financial statements, if any, at this time. The registrant will file such pro forma financial statements as are required as soon as practicable, but no later than 60 days after this Report.

(C)  EXHIBITS.

     The following exhibits are furnished in accordance with Item 601 of Regulation S-B.

     99.1 Agreement, dated April 22, 1997, among Citadel, Gil Gertner and George Sharp.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             CITADEL COMPUTER SYSTEMS INCORPORATED
                                          (Registrant)



DATE: May 12, 1997           By: /s/ Steven B. Solomon
                                 ----------------------------------------------
                                     Steven B. Solomon, Chief Operating Officer